DATE: May 9, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ACQUIRES SOLARANT MEDICAL IN TARGETING OFFICE-BASED STRESS URINARY INCONTINENCE SOLUTIONS
Development Efforts will Focus on Radiofrequency Technology as an Incisionless Incontinence Therapy Option
MINNEAPOLIS, May 9, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) today reported its acquisition of Solarant Medical, Inc., a privately funded company focused on the development of minimally invasive therapies for women who suffer from stress urinary incontinence. The purchase price is comprised of an initial payment and the potential for future payments linked to certain key milestones including FDA approval of the therapy and the establishment of reimbursement codes applicable to both the hospital and office settings. The former Solarant shareholders would also receive an earnout based on revenues achieved during the first three years in the event of product commercialization. In addition to these acquisition payments, AMS previously funded $1.0 million of Solarant’s development efforts. Specific details of this acquisition will be filed with the SEC on Form 8-K.
Martin J. Emerson, President and Chief Executive Officer of American Medical Systems, commented, “Office-based incontinence therapy will be the means by which physicians will ultimately reach a significantly greater number of the 80 million women around the world suffering from stress incontinence. We at AMS are eager to actively advance the development activities to this end based upon the solid foundation of the Solarant intellectual property portfolio and product concepts.”
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.
Forward-Looking Statements
Statements about the Company’s market opportunities, future products, sales and financial results are forward-looking statements subject to risks and uncertainties such as the timing and success of new product introductions; physician acceptance, endorsement, and use of the Company’s products; regulatory matters; competitor activities; changes in and adoption of reimbursement rates; potential product recalls and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its other SEC filings. Actual results may differ materially from anticipated results.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com